Exhibit 10.3

SUPPORT SERVICES AGREEMENT

THIS SUPPORT SERVICES AGREEMENT (this “Agreement”) is made and entered into as of June 23, 2010, by and between Lighting Science Group Corporation, a Delaware corporation (“LSCG”) and Pegasus Capital Advisors, L.P., a Delaware limited partnership (“Pegasus”).

WHEREAS, LSCG has received, and desires to continue to receive from the operating advisors of Pegasus (the “Operating Advisors”), certain financial, strategic planning, monitoring and other related services and business advice, which advice is in addition to any services such Operating Advisors may perform in their capacity as “rainmakers” under those certain “rainmaker” agreements to which the Company is a party (collectively, the “Services”); and

WHEREAS, Pegasus is willing to continue to cause the Operating Advisors to provide the Services to LSCG on the terms set forth herein.

NOW, THEREFORE, in consideration of the premises and covenants of the parties hereto contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. As used herein, the term “Affiliate” shall mean, with respect to any Person (as defined below), each other person directly or indirectly controlling or controlled by or under common control with such person; provided that, with respect to Pegasus, the term “Affiliate” shall not include LSCG, or its subsidiaries. As used herein, the term “Confidential Information” includes, but is not limited to, information relating to the intellectual property and business practices of LSCG, whether or not reduced to writing or other tangible medium of expression, whether or not patented, patentable, capable of trade secret protection, or protected as an unpublished or published work under the United States Copyright Act of 1976 as amended; provided, Confidential Information does not include information that: (i) is or becomes generally available to the public other than as a result of a breach of this Agreement, (ii) is already known to Pegasus from a source other than LSCG or one of its Affiliates prior to the execution of this Agreement, (iii) is furnished by a third party who is lawfully in possession of such information and who lawfully conveys that information to Pegasus, or (iv) is subsequently developed by Pegasus independently from the information received from LSCG. As used herein, “intellectual property” means information relating to research and development, inventions, discoveries, improvements, methods and processes, know-how, algorithms, compositions, works, concepts, designs, ideas, prototypes, models, samples, writings, notes, and patent applications. As used herein, “business practices” means information relating to intellectual property, business plans, financial information, products, services, manufacturing processes and methods, costs, sources of supply, marketing plans, advertising plans, customer lists, sales, profits, pricing methods, personnel, and business relationships.

2. Engagement. LSCG hereby agrees to pay Pegasus the amounts set forth herein in exchange for the provision of Services to LSCG by the Operating Advisors. LSCG understands and agrees that if Pegasus is asked to provide a financial guaranty or act for LSCG in any other formal capacity, such further action shall not be covered by this Agreement and shall be subject to a separate agreement containing terms and conditions to be mutually agreed upon by LSCG and Pegasus. Pegasus has previously identified the Operating Advisors to LSCG and the nature of the Services that they will provide LSCG. Pegasus will advise LSCG in advance of the identity of any additional Operating Advisors that will be providing Services on its behalf and the nature of those Services; provided, that LSCG acknowledges that such additional Operating Advisors may include directors and officers of LSCG.

3. Reimbursement for Prior Services. As an inducement to the issuance of Series E Preferred Stock by LSCG to Pegasus, LSCG shall pay on the date hereof to Pegasus $750,000 as reimbursement for all prior Services ever rendered on its behalf as well as the related expenses (other than for the reimbursement for prior Services of any current or former director or officer of the Company).

4. Representation and Acknowledgement. Pegasus represents and warrants that the amount (i) for which the Company is reimbursing Pegasus for previously rendered Services pursuant to Section 3 does not exceed the actual amount expended by Pegasus to obtain the Services on behalf of the Company and (ii) of the Services Fees (as defined below) is a reasonable, good faith estimate of the actual amount to be expended by Pegasus in the future to obtain the Services on behalf of the Company.

5. Compensation. As compensation for the Services to be rendered by Pegasus to LSCG pursuant to the terms hereof, LSCG shall pay to Pegasus (or such other entity designated by Pegasus) a calendar quarterly fee of $187,500 payable in arrears within 15 days of the end of the immediately preceding calendar quarter commencing October 15, 2010 until October 15, 2011 at which time the fee shall be reduced to $125,000 (collectively, the “Services Fees”). The Services Fees shall be deemed to compensate Pegasus for any and all expenses incurred by it or its Affiliates or representatives in connection with their performance of the Services hereunder other than reasonable and fully-documented out-of-pocket expenses (such as travel expenses), and Pegasus shall not otherwise be entitled to seek reimbursement therefor from LSCG.

6. Confidentiality.

(a) Acknowledgment. In connection with the activities contemplated by this Agreement, Pegasus acknowledges that the Operating Advisors may learn of, or be exposed to, Confidential Information.

(b) Treatment. Pegasus shall take steps to protect LSCG’s Confidential Information and it shall not use, disclose, copy or allow access to LSCG Confidential Information except in the normal and proper course of performing its obligations pursuant to this Agreement. Notwithstanding the foregoing, Pegasus may disclose Confidential Information in response to a request by a government agency in connection with an investigation, in response to a litigation discovery request, and in response to a subpoena, subject to prompt notice to LSCG and reasonable efforts and cooperation in making such disclosure subject to a protective order or on a confidential basis.

(c) Return. All Confidential Information in tangible form and copies thereof shall be returned to LSCG upon request.

(d) Confidentiality Term. Pegasus acknowledges and agrees that its obligations with regard to Confidential Information shall continue until such time as one of the exceptions identified in Section 1 applies to the subject matter in question.

7. Liability. None of Pegasus, its Affiliates or Operating Advisors shall be liable to LSCG for any damages arising out of, relating to, or in connection with this Agreement or the performance of the Services hereunder, except to the extent such damages shall be finally judicially determined to result directly from the bad faith or willful misconduct of Pegasus, its Affiliates or Operating Advisors.

8. Term. This Agreement shall expire on June 30, 2012. During the first 30 days of any calendar quarter, LSCG shall have the right to terminate this Agreement, effective immediately upon delivery of written notice to Pegasus.

9. Governing Law. This Agreement shall be governed by and construed under the substantive laws of the State of New York.

10. Assignment. This Agreement and all provisions contained herein shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party.

11. Amendment. This Agreement may be amended or modified only upon the written consent of Pegasus and LSCG.

12. Entire Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding between the parties and supersede and preempt any prior agreements, understandings or representations by or between the parties, written or oral, relating to the subject matter hereof.

13. Survival. The provisions of Sections 1, 4 and 6 – 13, and the rights and obligations of the parties with respect thereto, shall survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ John T. Stanley
Name:	John T. Stanley
Title:	Chief Operating Officer

PEGASUS PARTNERS IV, L.P.

By:	Pegasus Investors IV, LP
its general partner

By:	Pegasus Investors IV GP, L.L.C.,
its general partner

By:	/s/ Richard Weinberg
Name:	Richard Weinberg
Title:	Vice President

Signature Page to Support Services Agreement